Exhibit 99.2

Lucco Promoted to Chief Risk & Strategy Officer at the Farmers National Bank of Emlenton

EMLENTON, Pa., June 26, 2017 (GLOBE NEWSWIRE) -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, is proud to announce the appointment of Matthew J. Lucco to Senior Vice President, Chief Risk and Strategy Officer.

A photo accompanying this announcement is available at
http://www.globenewswire.com/NewsRoom/AttachmentNg/26a54870-fda3-4ffc-beb9-56a3cdd8560e

Mr. Lucco will be responsible for leading corporate strategy initiatives, managing and monitoring enterprise risk for the Company and the Bank and will oversee commercial credit functions, capital assessments and all present and future merger and acquisition developments.  Mr. Lucco has been with the Bank since 2010, most recently having served as Chief Financial Officer and Chief Credit Officer.  His experience includes 14 years in the financial industry and he holds a Master of Business Administration degree, with a concentration in Finance & Strategy, from the University of Pittsburgh – Katz Graduate School of Business and a Bachelor of Science degree in Finance from Grove City College.

“Over the past seven years serving as Chief Financial Officer, Matthew has been an asset to the growth and success of our organization.  On behalf of the Company and the Bank, we look forward to his continued contribution in this new role,” said William C. Marsh, Chairman of the Board, President and Chief Executive Officer of Farmers National Bank.

The Farmers National Bank of Emlenton is an independent, nationally chartered, FDIC-insured community commercial bank headquartered in Emlenton, Pennsylvania, operating 17 full-service offices in Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson, Mercer and Venango Counties, Pennsylvania.  The Bank is a wholly owned subsidiary of Emclaire Financial Corp (NASDAQ:EMCF). For more information about The Farmers National Bank, please visit the website at www.farmersnb.com or call 877-862-9270.

CONTACT:
William C. Marsh
Chairman, President and
Chief Executive Officer
Phone: (844) 767-2311
Email: info@farmersnb.com